EXHIBIT 99.1

For Immediate Release

Contact:

Michele Boudreau

Caliper Technologies Corp.

650 623 0305

Caliper Technologies Announces Third Quarter 2003 Financial Results

Total Revenues of $16.5 Million, Net Loss of $10.1 Million or $0.37 per Share, Reflecting Purchase Accounting Treatment of Zymark Acquisition

HOPKINTON, Mass., November 6, 2003 — Caliper Technologies Corp. (Nasdaq: CALP) announced today its third quarter 2003 financial results. These results include the financial results of Zymark Corporation from July 14, 2003 (the acquisition date) through the end of the third quarter. For the quarter ended September 30, 2003, the company reported total revenue of $16.5 million, up 150% from $6.6 million in the same period last year. The significant increase in revenue is principally due to inclusion of Zymark revenues. Net loss for the quarter was $10.1 million, or $0.37 per share, as compared to a net loss of $9.4 million, or $0.38 per share, in the comparable period last year. Cash, cash equivalents and short-term marketable securities were $72.2 million at September 30, 2003. The average weighted share count for the quarter was 27.7 million shares outstanding.

The three most significant aspects of the accounting for the acquisition of Zymark by Caliper, as reflected in Caliper’s financials results for the third quarter, are as follows:

•	Zymark’s opening balance sheet as of the date of acquisition reflected a $3.7 million reduction of deferred revenue. The reduction is a result of the application of new purchase accounting rules relating to the valuation of the deferred revenue of an acquired company for purposes of the post-closing, opening balance sheet of the acquired company. As a result of the application of these purchase accounting rules to the Zymark acquisition, $3.7 million of Zymark’s pre-closing deferred revenue, which would have been recognized by Zymark on a stand-alone basis, has not and will not be recognized by Caliper.

•	The company recorded identifiable, intangible assets of $22.6 million as of the date of acquisition, to be amortized through 2008. The amortization expense was $1.4 million in the third quarter, will be $1.7 million in the fourth quarter and will be approximately $1.1 million per quarter thereafter through mid-2008.

•	In connection with ongoing integration efforts, the company recorded restructuring expenses of $0.8 million comprised principally of employee severance and termination costs.

Total operating expenses increased to $18.8 million in the third quarter of 2003 from $14.6 million in the third quarter of 2002, primarily as a result of the acquisition of Zymark. Included in this net increase was $9.1 million in R&D expenses in the third quarter of 2003, a 17% decline from $10.9 million in the same period in 2002, due to the company’s continued efforts to focus R&D programs on commercial opportunities. On the SG&A side, expenses increased by $3.3 million over the same period last year due to the global selling infrastructure that the Zymark acquisition brings to the combined business, including a five-fold increase in sales and marketing personnel.

“We are quite pleased with our third quarter results. Our revenues for the quarter were $16.5 million, and we project that our 2003 revenues will be in the range of $46-51 million, which reflects the $3.7 million reduction of Zymark’s pre-closing deferred revenue under applicable purchase accounting rules,” stated Jim Knighton, Chief Financial Officer at Caliper. “These projections are consistent with our prior outlook for the year, and do not reflect any change in our fundamental outlook on the business.”

Results for nine months ended September 30, 2003

For the nine-month period ending September 30, 2003, the company reported total revenue of $28.0 million, up 34% from $20.9 million in the same period last year. Net loss for the period was $29.7 million, or $1.15 per share, as compared to a net loss of $30.4 million, or $1.25 per share, in the same period last year.

“We have achieved several important milestones in the third quarter, and our integration process is moving along at a tremendous pace,” said Kevin Hrusovsky, President and Chief Executive Officer of Caliper. “In the first month following completion of the acquisition, a reduction in force was carried out to jump-start our goal of realizing projected cost synergies. In the past three months, company headquarters and instrument manufacturing have both been relocated to Hopkinton and the worldwide sales force has been fully integrated, cross-trained, and is now selling products from both companies. As a result of this ambitious start, Caliper has already started to see sales traction in the form of new system placements, including sales outside of the United States. We have also been very pleased by the strong testimonials at recent industry conferences from current microfluidics users in big pharma and biotechnology.”

Another important milestone announced earlier this week is the settlement of Caliper’s patent infringement litigation against Molecular Devices Corporation. According to Hrusovsky, Caliper is “very pleased to have this settlement behind us, particularly since Caliper and Molecular Devices have common shareholders and customers that were not benefiting from the expense or the dilution of focus related to this litigation. In addition, we are excited that a new spirit of cooperation has emerged between our companies, providing new opportunities for future collaboration.”

Caliper will webcast its third quarter 2003 conference call starting at 5:00 p.m. EST (2:00 p.m. PST) today. Participants should visit http://www.fulldisclosure.com several minutes prior to the call and follow the instructions provided.

An audio replay of the conference call will be available for approximately 90 days after the completion of the call. To access the replay, visit the events calendar page in the investor relations section of Caliper’s website at www.calipertech.com.

About Caliper Technologies

Caliper Technologies is a leading provider of microfluidic technology and laboratory automation solutions serving a broad range of markets in the worldwide life science, biotechnology and pharmaceutical industries. With the recent acquisition of Zymark Corporation, Caliper now offers a state-of-the-art comprehensive portfolio of microfluidic, liquid handling and laboratory automation products designed to accelerate drug discovery and development. Caliper is focused on leveraging its global commercial infrastructure, broad and established customer base, and innovative R&D platform to drive its current and future growth. Caliper headquarters are located in Hopkinton, Massachusetts, with R&D, operations and manufacturing facilities for LabChip® devices in Mountain View, California, and direct sales, service and applications support in numerous locations around the world. Caliper customers and partners include many of the largest pharmaceutical and biotechnology companies in the world. For more information, please visit Caliper’s web site at http://www.calipertech.com.

The statements in this news release regarding the expected revenues for 2003 are “forward-looking statements” that are subject to risks and uncertainties. Actual results could differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including the risk that Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers further declines, if competitors introduce new competitive products, or if Caliper is unable to timely bring to market novel assay applications for its drug discovery systems. Further information on risks faced by Caliper are included in risks detailed under the caption “Factors Affecting Operating Results” in Caliper’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2003. This filing is available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

CALIPER TECHNOLOGIES CORP.
SELECTED FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS	Three Months Ended		Nine Months Ended
(unaudited, in thousands except per share data)	September 30,		September 30,

	2003	2002	2003	2002

Revenues:
Product revenue	$10,855	$2,253	$16,658	$7,879
Product revenue — related party	554	1,574	1,680	4,986

Subtotal product revenue	11,409	3,827	18,338	12,865
Service revenue	2,566	3	2,635	37
License fees and contract revenue	2,422	2,438	6,903	6,908
Service and contract revenue — related party	126	355	137	1,090

Subtotal service revenue, license fees and contract revenue	5,114	2,796	9,675	8,035
Total revenues	16,523	6,623	28,013	20,900
Cost of goods sold:
Cost of product revenue	7,573	1,792	12,195	5,808
Cost of service revenue	1,020	0	1,020	0
Cost of product revenue — related party	62	985	200	2,832

Total cost of goods sold	8,655	2,777	13,415	8,640
Gross margin	7,868	3,846	14,598	12,260
Operating expenses:
Research and development	9,113	10,915	27,346	33,430
Selling, general and administrative	7,429	4,108	16,738	13,582
Amortization of deferred stock compensation	117	(681)	457	151
Amortization of intangible assets	1,396	0	1,396	0
Restructuring charges	774	261	1,096	261

Total operating expenses	18,829	14,603	47,033	47,424

Loss from operations	(10,961)	(10,757)	(32,435)	(35,164)
Interest income, net	655	1,382	2,653	4,735
Other income, net	189	0	155	0
Provision for income taxes	(31)	0	(31)	0

Net loss	$(10,148)	$(9,375)	$(29,658)	$(30,429)

Net loss per share — basic and diluted	$(0.37)	$(0.38)	$(1.15)	$(1.25)

Shares used in computing net loss per share — basic and diluted	27,721	24,482	25,769	24,350

CALIPER TECHNOLOGIES CORP.
SELECTED FINANCIAL INFORMATION

CONSOLIDATED BALANCE SHEETS	September 30,	December 31,
(in thousands)	2003	2002

	(unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$5,076	$16,184
Short-term marketable securities	67,094	138,139
Accounts receivable, net	8,685	1,754
Royalties receivable from Aclara	1,875	0
Due from related party, net	169	115
Inventories	14,547	5,964
Other current assets	2,936	1,508

Total current assets	100,382	163,664
Property and equipment, net	10,972	12,545
Intangible assets, net	21,208	0
Goodwill	44,296	0
Other assets	4,082	3,669

Total assets	$180,940	$179,878

Liabilities and stockholders’ equity Current liabilities	$24,582	$8,081
Long-term obligations	3,220	4,239
Stockholders’ equity	153,138	167,558

Total liabilities and stockholders’ equity	$180,940	$179,878

Note 1. Derived from audited financial statements.